Exhibit 99.1

June 29, 2023	Analyst Contact:	Erin Dailey 918-947-7411
	Media Contact:	Leah Harper 918-947-7123

ONE Gas Adds New Member to Board of Directors

TULSA, Okla. – June 29, 2023 – ONE Gas, Inc. (NYSE: OGS) has appointed Deborah Hersman to its board of directors, effective June 29, 2023, expanding its board from eight to nine members.

Hersman, 53, is the former chair of the National Transportation Safety Board, chief executive officer of the National Safety Council and most recently served as the chief safety officer of Waymo, Google’s self-driving car project. She has over 30 years of government, nonprofit and private sector executive leadership experience in transportation, safety and policy.

“Debbie Hersman brings a wealth of knowledge and experience to our board,” said John W. Gibson, ONE Gas chairman. “Her safety expertise and proven leadership capabilities will greatly benefit our board, shareholders and other stakeholders.”

Hersman has experience working on transportation issues in the U.S. House of Representatives and the U.S. Senate, contributing to milestone legislation such as the Transportation Equity Act of the 21st Century, the Pipeline Safety Improvement Act and the Motor Carrier Safety Improvement Act, which created a new modal administration at the U.S. Department of Transportation.

“It’s a pleasure to welcome a new member to the ONE Gas Board of Directors at the conclusion of a successful director selection process,” said Eduardo A. Rodriguez, chairman of the corporate governance committee. “Debbie is a visionary and brings skills and experience to the board that will further support our focus on safety and performance. We look forward to her contributions.”

Hersman earned a B.A. in political science and a B.A. in international studies from Virginia Tech, and an M.S. in conflict analysis and resolution from George Mason University. She currently serves on the board of directors of NiSource Inc., an electric and gas utility.

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About ONE Gas, Inc.

ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS”. ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

About Deborah Hersman

Since 2019, Ms. Hersman has served as a director of NiSource, an electric and gas utility serving 3.5 million consumers across six states. From 2020-2021, she was Chief Safety Officer/ Senior Advisor to Waymo, Google’s self-driving car project, a leading company in the mobility sector.

Ms. Hersman was the Chief Executive Officer of the National Safety Council from 2014–2019. The NSC is America’s foremost nonprofit safety advocate focused on eliminating the leading causes of preventable death in workplaces, on the road and in communities.

She served as a Board Member of the National Transportation Safety Board from 2004–2014 and as NTSB Chairman from 2009–2014. The NTSB is internationally recognized for investigations across all modes of transportation. She was nominated by both President Bush and President Obama and unanimously confirmed by the Senate four times.

She also served as a senior staffer focused on transportation issues in the U.S.House and U.S.Senate from 1992–2004, contributing to milestone legislation such as the Transportation Equity Act of the 21st Century, the Pipeline Safety Improvement Act, the Amtrak Reform and Accountability Act and the Motor Carrier Safety Improvement Act which created a new modal administration at the U.S.Department of Transportation.

Ms. Hersman earned a B.A.in political science and a B.A.in international studies from Virginia Tech and an M.S.in conflict analysis and resolution from George Mason University.